STANDISH, AYER & WOOD INVESTMENT TRUST

                   Multiple Class Plan Pursuant to Rule 18f-3

                     Institutional Shares and Service Shares

                                December 16, 1998

      Standish International Fixed Income Fund and Standish Small Capitalization Equity Fund II, each a series of Standish, Ayer & Wood Investment Trust (the "Trust"), will each have two classes of shares, Institutional Shares and Service Shares. Institutional Shares and Service Shares shall have the same relative rights and privileges and shall be subject to the same fees and expenses, except as set forth below. For the purposes of this Multiple Class Plan, the term "Fund" shall refer equally to both Standish International Fixed Income Fund and Standish Small Capitalization Equity Fund II.

      Except as otherwise provided herein, each class of shares issued by the Fund will be entitled to distributions, if any, calculated in the same manner and at the same time as the other class of the Fund. For purposes of this calculation, expenses will be allocated to each class of the Fund at the same time as the other class of the Fund. The Board of Trustees of the Trust, on behalf of the Fund may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Shares of the Fund may be exchanged only for shares of the same class, if any, of another series of the Trust. For this purpose, the currently existing shares of the other series of the Trust and series created in the future with the same features as the currently existing shares of the other series shall be considered to be the equivalent of Institutional Shares.

      Article I. Institutional Shares

      Institutional Shares are sold at net asset value per share without the imposition of any sales charge (initial, contingent, deferred or otherwise). Institutional Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectus with respect to Institutional Shares. Institutional Shares are not subject to fees payable under a distribution or other plan adopted pursuant to Rule 12b-1 or otherwise.

      Article II. Service Shares

      Service Shares are sold at net asset value per share without the imposition of any sales charge (initial, contingent, deferred or otherwise). Service Shares shall be entitled to the shareholder services set forth from time to time in the Fund's

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prospectus with respect to Service Shares. Service Shares are subject to fees
("Plan Payments") calculated as a stated percentage of the Fund's average daily net assets attributable to Service Shares under the Service Plan applicable to Service Shares. Plan payments are allocated to and borne only by Service Shares. Holders of Service Shares have exclusive voting rights with respect to the Fund's Service Plan.

      Article III. Class Expenses

      Expenses that are incurred on behalf of a class in a different amount or at a different rate from the amount or rate at which the expenses are incurred on behalf of the other classes ("Class Expenses") include only (1) the non-Rule 12b-1 service fee attributable to Service Shares; (2) transfer agency fees and expenses; (3) fees and expenses associated with preparing, printing and mailing prospectuses, statements of additional information and shareholder reports; and
(4) any expenses associated with shareholder voting on matters relating to a particular class; and will be allocated on the basis of the amount incurred for each class.

      Article IV. Approval by Board of Trustees

      This Plan shall not take effect until it has been approved by the vote of a majority of (a) all of the Trustees of the Trust and (b) those of the Trustees who are not "interested persons" of the Trust, as such term is defined under the Act.

      Article V. Fund Expenses and Expense Limitations

      Advisory fees, administration fees (if any), custody fees and other expenses related to the management of the Fund's assets ("Fund Expenses") will be allocated to all shares of the Fund by net asset value, regardless of class. Any fee waivers and expense reimbursements or limitations will be effected in accordance with positions taken by the Internal Revenue Service, which currently does not permit an investment adviser (1) to waive or reimburse Class Expenses or (2) to waive or reimburse Fund Expenses to a different extent for different classes.

      Article VI. Amendments

      No material amendment to the Plan shall be effective unless it is approved by the Board of Trustees in the same manner as is provided for approval of this Plan in Article IV.


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